Exhibit 99.1

FLOTEK ANNOUNCES FIRST QUARTER 2019 RESULTS

— Ended Period With $114 Million in Combined Cash and Escrow and No Debt —

HOUSTON, May 8, 2019 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three months ended March 31, 2019. As the results of the Company’s Consumer and Industrial Chemistry Technologies (“CICT”) segment are presented as discontinued operations for all periods, the financial discussion and comparisons substantially relate to Flotek’s continuing operations.

First Quarter Highlights

•	Announced on January 11, 2019, a $175 million all-cash transaction (the “Transaction”) for the sale of Florida Chemical Company, LLC (“FCC”) to Archer-Daniels-Midland Company (“ADM”).

•

Closed the Transaction effective February 28, 2019, with Flotek receiving net proceeds of approximately $111 million, after related transaction fees, a working capital adjustment, and repayment of the remaining $54 million balance of the Company’s credit facility. Net proceeds are subject to customary post-closing working capital and other adjustments.

•

Formed the Strategic Capital Committee, co-chaired by independent director, David Nierenberg, and Flotek’s Chief Financial Officer, Elizabeth Wilkinson, which will provide recommendations to Flotek’s Board of Directors as to the best use of remaining net proceeds from the Transaction.

•	Leveraged the Company’s full-service wellsite delivery offering in major domestic basins to drive increased customer adoption of Flotek’s Prescriptive Chemistry Management® (“PCM®”) platform.

•

Continued to execute on the Company’s previously announced strategic initiatives to further optimize the cost structure across the business and drive greater profitability through manufacturing and logistics efficiencies.

Financial Summary

•

Significantly improved its financial position during the first quarter of 2019. As of March 31, 2019, the Company had cash and equivalents of $96.8 million, plus $17.5 million in temporarily escrowed funds related to the Transaction and no outstanding debt. This is compared to cash and equivalents of $3.0 million and debt of $49.7 million as of December 31, 2018.

•	Generated revenue of $43.3 million, as compared to $43.4 million for the fourth quarter of 2018 and $41.1 million for the first quarter of 2018.

•

Reported a loss from continuing operations of $15.4 million, or $0.26 loss per diluted share, versus income of $9.9 million, or $0.17 per diluted share, for the fourth quarter of 2018 and a loss of $9.5 million, or $0.17 loss per diluted share, for the first quarter of 2018.

•

Reported an adjusted loss from continuing operations of $11.6 million, or $0.20 loss per diluted share, as compared to an adjusted loss of $6.5 million, or $0.11 loss per diluted share, for the fourth quarter of 2018 and an adjusted loss of $8.6 million, or $0.15 loss per diluted share, for the first quarter of 2018.

•

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), was a loss of $8.3 million, versus a loss of $5.9 million for the fourth quarter of 2018 and a loss of $4.1 million for the first quarter of 2018.

Adjusted EBITDA and Adjusted Income from Continuing Operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached tables at the end of this release.

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer, commented, “The macro-environment for U.S. onshore drilling and completions activity during the first quarter continued to be volatile, and a similar backdrop is expected for the second quarter. Given this environment, we were pleased our top-line results for the first quarter held steady with the fourth quarter of 2018. Contributing to our results was continued traction in the market for our full-service PCM® wellsite delivery offering with the majority of our sales now marketed directly to the operator.

“The most significant highlight of the first quarter was our sale of Florida Chemical to ADM, and we look forward to working closely with ADM as we jointly explore and develop next generation technologies for the oil and gas and agricultural industries. As important, the sale of Florida Chemical provides Flotek with substantial financial flexibility as we focus on prudently growing our position as a pure-play provider of customized, performance-enhancing chemistry solutions to the upstream oil and gas industry.”

First Quarter 2019 Financial Results

For the three months ended March 31, 2019, Flotek reported revenue of $43.3 million, an increase of $2.2 million, or 5.3%, from the same period in 2018. First quarter 2019 revenue was relatively flat with revenue of $43.4 million for the fourth quarter of 2018.

Flotek reported a loss from continuing operations for the three months ended March 31, 2019 of $15.4 million, or $0.26 loss per diluted share, as compared to a loss of $9.5 million, or $0.17 loss per diluted share, in the same period of 2018 and income from continuing operations of $9.9 million, or $0.17 per diluted share, for the fourth quarter of 2018. The fourth quarter included a $22.7 million tax benefit primarily associated with the reversal of a valuation allowance against Flotek’s deferred tax assets due to the anticipated sale of FCC.

Adjusted earnings from continuing operations was a loss of $11.6 million, or $0.20 loss per diluted share, for the three months ended March 31, 2019, as compared to a loss of $8.6 million, or $0.15 loss per diluted share, in the same period of 2018 and a loss of $6.5 million, or $0.11 loss per diluted share, for the fourth quarter of 2018. (See the Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2019, was a loss of $12.1 million, as compared to loss of $7.2 million for the same period in 2018 and a loss of $9.6 million for the fourth quarter of 2018. (See the Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Adjusted EBITDA for the three months ended March 31, 2019 was a loss of $8.3 million, as compared to a loss of $4.1 million for the same period in 2018 and a loss of $5.9 million for the fourth quarter of 2018.

•

The increased year-over-year loss was primarily due to higher logistics expenses, tighter product margins and the write-down of certain customer receivables in the first quarter 2019, partially offset by lower corporate general and administrative and research and development expenses.

•

Contributing to the higher loss from the fourth quarter of 2018 were tighter product margins and a bonus accrual reversal taken in the fourth quarter, as well as the write-off of a software license no longer required and a net increase in the write-down of certain customer receivables in the first quarter 2019. Partially offsetting the increased loss were lower logistics expenses in the first quarter 2019.

Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows. (See the Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Balance Sheet and Liquidity

As of March 31, 2019, the Company had cash and equivalents of $96.8 million, plus $17.5 million in escrowed funds related to the sale of FCC and no debt outstanding. Net debt at December 31, 2018, was $46.7 million, including $3.0 million in cash and $49.7 million of borrowings on the Company’s credit facility.

In conjunction with closing the Transaction effective February 28, 2019, the Company paid down the entirety of its credit facility borrowings, which totaled $53.8 million and is expected to save nearly $3 million in annual interest expense from year-end 2018 levels.

Outlook

Mr. Chisholm concluded, “We remain laser-focused on managing our business to sustained long-term profitability in a $50 to $60 per barrel WTI price environment. In the course of transitioning Flotek from a business with four segments down to one, significant cost optimization efforts have continued into 2019 and we look forward to seeing the benefits of these top-to-bottom initiatives in the second half of the year. These efforts include an ongoing push to drive increased operational efficiencies and overall margin improvement, which will be more fully reflected in our results as we further grow market share due to our best-in-class suite of custom chemistry solutions optimized for the reservoir. I am also pleased by the important progress made to date by our Strategic Capital Committee. We view the effective deployment of the substantial net proceeds from the sale of FCC as extremely critical to the Company’s long-term success, and believe the Committee’s thoughtful, methodical and detailed process will result in a strategy that drives the most value for our shareholders.

“Oil and gas operators continue to seek opportunities to structurally improve costs by de-coupling the supply chain, and we expect this trend to accelerate moving forward as it relates to chemicals. While this has created a period of turbulence in the near term, we believe the end result will be increased operational predictability. We believe we are well positioned for long-term success given our industry-leading focus on reservoir-centric fluid systems that enhance and improve performance, which provides oil and gas operators greater transparency, control and efficacy in their fluid systems. Our differentiated PCM® platform and broad portfolio of value-added chemistries is becoming even more recognized by clients as truly innovative and effective solutions for markedly increasing the amount of hydrocarbons recovered from the reservoir, which lowers their cost per BOE and improves their return on capital. We will continue to closely partner with our clients to ensure they clearly understand the long-term value proposition of our unique product offerings.”

Conference Call Details

Flotek will host a conference call on Thursday, May 9, at 9:00 AM CT (10:00 AM ET) to discuss its operating results for the three months ended March 31, 2019. To participate in the call, participants should dial 844-835-9986 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Investor Inquiries, contact:

Elizabeth Wilkinson

Chief Financial Officer

Flotek Industries

E: IR@flotekind.com

P: (713) 726-5376

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$96,753	$3,044
Restricted cash	660	—
Accounts receivable, net of allowance for doubtful accounts of $1,465 and $1,190 at March 31, 2019 and December 31, 2018, respectively	37,178	37,047
Inventories, net	34,358	27,289
Income taxes receivable	3,351	3,161
Assets held for sale	—	118,470
Other current assets	20,373	5,771

Total current assets	192,673	194,782
Property and equipment, net	42,989	45,485
Operating lease right-of-use assets	18,202	—
Deferred tax assets, net	599	18,663
Other intangible assets, net	24,978	26,827
Other long-term assets	3,351	126

TOTAL ASSETS	$282,792	$285,883

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,798	$15,011
Accrued liabilities	12,518	10,335
Income taxes payable	2,054	—
Interest payable	—	8
Liabilities held for sale	—	9,174
Current portion of lease liabilities	713	—
Long-term debt, classified as current	—	49,731

Total current liabilities	29,083	84,259
Operating lease liabilities	18,416	—
Finance lease liabilities	130	—
Deferred tax liabilities, net	116	—

Total liabilities	47,745	84,259

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 62,198,912 shares issued and 57,462,355 shares outstanding at March 31, 2019; 62,162,875 shares issued and 57,342,279 shares outstanding at December 31, 2018	6	6
Additional paid-in capital	344,004	343,536
Accumulated other comprehensive income (loss)	(1,022)	(1,116)
Retained earnings (accumulated deficit)	(74,573)	(107,565)
Treasury stock, at cost; 3,845,173 and 3,770,224 shares at March 31, 2019 and December 31, 2018, respectively	(33,368)	(33,237)

Total stockholders’ equity	235,047	201,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$282,792	$285,883

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018
Revenue	$43,256	$41,069	$43,449
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	44,599	36,655	41,963
Corporate general and administrative	7,281	8,493	6,833
Depreciation and amortization	2,260	2,333	2,282
Research and development	2,285	2,754	2,302
Loss (gain) on disposal of long-lived assets	1,097	57	(563)

Total costs and expenses	57,522	50,292	52,817

Loss from operations	(14,266)	(9,223)	(9,368)

Other (expense) income:
Interest expense	(1,998)	(516)	(964)
Other income (expense), net	110	(111)	(2,441)

Total other expense	(1,888)	(627)	(3,405)

Loss before income taxes	(16,154)	(9,850)	(12,773)
Income tax benefit	774	322	22,716

(Loss) income from continuing operations	(15,380)	(9,528)	9,943
Income (loss) from discontinued operations, net of tax	48,372	9,595	(1,385)

Net income	32,992	67	8,558
Net loss attributable to noncontrolling interests	—	—	1

Net income attributable to Flotek Industries, Inc. (Flotek)	$32,992	$67	$8,559

Amounts attributable to Flotek shareholders:
Loss from continuing operations	$(15,380)	$(9,528)	$9,944
Income (loss) from discontinued operations, net of tax	48,372	9,595	(1,385)

Net income attributable to Flotek	$32,992	$67	$8,559

Basic earnings (loss) per common share:
Continuing operations	$(0.26)	$(0.17)	$0.17
Discontinued operations, net of tax	0.83	0.17	(0.02)

Basic earnings (loss) per common share	$0.57	$—	$0.15

Diluted earnings (loss) per common share:
Continuing operations	$(0.26)	$(0.17)	$0.17
Discontinued operations, net of tax	0.83	0.17	(0.02)

Diluted earnings (loss) per common share	$0.57	$—	$0.15

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	58,373	57,259	58,517
Weighted average common shares used in computing diluted earnings (loss) per common share	58,373	57,259	58,517

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	3/31/2019	3/31/2018
Cash flows from operating activities:
Net income	$32,992	$67
Income from discontinued operations, net of tax	48,372	9,595

Loss from continuing operations	(15,380)	(9,528)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	2,260	2,333
Amortization of deferred financing costs	1,428	96
Provision for doubtful accounts	366	(43)
Provision for excess and obsolete inventory	—	1,305
Loss on sale of assets	1,097	57
Non-cash lease expense	230	—
Stock compensation expense	456	1,899
Deferred income tax provision (benefit)	17,860	(7,662)
Reduction in tax benefit related to share-based awards	24	3
Changes in current assets and liabilities:
Restricted cash	(660)	—
Accounts receivable, net	(474)	1,715
Inventories, net	(7,031)	5,729
Income taxes receivable	(247)	(1)
Other current assets	(18,661)	331
Accounts payable	(1,216)	(781)
Accrued liabilities	(8,193)	(7,599)
Income taxes payable	2,428	—
Interest payable	(8)	(37)

Net cash used in operating activities	(25,721)	(12,183)

Cash flows from investing activities:
Capital expenditures	(461)	(1,377)
Proceeds from sales of businesses	169,722	—
Proceeds from sale of assets	132	80
Purchase of patents and other intangible assets	(103)	(117)

Net cash provided by (used in) investing activities	169,290	(1,414)

Cash flows from financing activities:
Borrowings on revolving credit facility	42,984	76,266
Repayments on revolving credit facility	(92,715)	(64,475)
Debt issuance costs	—	(8)
Purchase of treasury stock related to share-based awards	(131)	(3)
Proceeds from sale of common stock	—	146

Net cash (used in) provided by financing activities	(49,862)	11,926

Discontinued operations:
Net cash (used in) provided by operating activities	(337)	430
Net cash provided by (used in) investing activities	337	(430)

Net cash flows provided by discontinued operations	—	—

Effect of changes in exchange rates on cash and cash equivalents	2	(48)

Net increase (decrease) in cash and cash equivalents	93,709	(1,719)
Cash and cash equivalents at the beginning of period	3,044	4,584

Cash and cash equivalents at the end of period	$96,753	$2,865

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted Net Income (Loss) (Non-GAAP)

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018
Income (Loss) from Continuing Operations (GAAP)	$(15,380)	$(9,528)	$9,944
Deferred Tax Asset Valuation Allowance	—	—	(18,924)
Select Items Impacting Earnings, net of tax	3,760	909	2,522

Adjusted Net Income (Loss) (Non-GAAP)	$(11,620)	$(8,619)	$(6,458)

Weighted Average Shares Outstanding (Fully Diluted)	58,373	57,259	58,517

Adjusted Earnings (Loss) Per Share (Fully Diluted)	$(0.20)	$(0.15)	$(0.11)

Select Items Impacting Earnings
Severance and Retirement	1,721	94	1,810
Shareholder-Related Activities	581	—	—
Inventory Write-down	—	1,000	—
Deferred Financing Costs	1,360	—	—
Loss (Gain) on Disposal of Assets	1,097	57	(563)
Discontinuation of Corporate Projects	—	—	1,945

Total Select Items	$4,759	$1,151	$3,192

Less income tax effect (21%)	(999)	(242)	(670)

Select Items Impacting Earnings, net of tax	$3,760	$909	$2,522

*

Management believes that adjusted Net Income for the three months ended March 31, 2019, March 31, 2018, and December 31, 2018, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted EBITDA (Non-GAAP)

	Three Months Ended
	3/31/2019	3/31/2018	12/31/2018
Income (Loss) from Continuing Operations (GAAP)	$(15,380)	$(9,528)	$9,944
Interest Expense	1,998	516	964
Interest Income	(226)	(183)	(45)
Income Tax Benefit	(774)	(322)	(22,716)
Depreciation and Amortization	2,260	2,333	2,282

EBITDA (Non-GAAP)	$(12,122)	$(7,184)	$(9,571)

Stock Compensation Expense	456	1,900	480
Severance and Retirement	1,721	94	1,810
Shareholder-Related Activities	581	—	—
Inventory Write-down	—	1,000	—
Loss (Gain) on Disposal of Assets	1,097	57	(563)
Discontinuation of Corporate Projects	—	—	1,945

Adjusted EBITDA (Non-GAAP)	$(8,267)	$(4,133)	$(5,899)

*

Management believes that adjusted EBITDA for the three and twelve months ended March 31, 2019, March 31, 2018, and December 31, 2018, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.